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                                                                    EXHIBIT 99.1



                          WASHINGTON GAS LIGHT COMPANY


             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                     TWELVE MONTHS ENDED DECEMBER 31, 1994
                                  (Unaudited)

                             (Dollars in Thousands)

FIXED CHARGES:

   Interest Expense................................................              $        30,755
   Amortization of Debt Premium, Discount and Expense..............                          356
   Interest Component of Rentals...................................                           20
                                                                                 ---------------
                     Total Fixed Charges...........................                       31,131
   Pre-tax Preferred Dividends.....................................                        2,138
                                                                                 ---------------
   Total...........................................................              $        33,269
                                                                                 ===============


   Preferred Dividends.............................................              $         1,335
   Effective Income Tax Rate.......................................                        .3755
   Complement of Effective Income Tax Rate (1 - Tax Rate)..........                        .6245

   Pre-Tax Preferred Dividends.....................................              $         2,138
                                                                                 ===============
EARNINGS:

   Net Income......................................................              $        57,933
   Add:
                 Income Taxes Applicable to Operating Income.......                       34,037
                 Income Taxes Applicable to Other Income - Net.....                          803
                 Total Fixed Charges...............................                       31,131
                                                                                 ---------------
   Total Earnings..................................................              $       123,904
                                                                                 ===============
   Ratio of Earnings to Fixed Charges and
               Preferred Stock Dividends...........................                          3.7
                                                                                 ===============




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